Exhibit 5(a)

                          SCUDDER STATE TAX FREE TRUST
                               175 Federal Street
                           Boston, Massachusetts 02110

                                                                 January 1, 1988

Scudder, Stevens & Clark, Inc.
175 Federal Street
Boston, Massachusetts 02110

                          Investment Advisory Agreement
                        (Scudder New York Tax Free Fund)

Dear Sirs:

      Scudder State Tax Free Trust (the "Trust") has been established as a Massachusetts business trust to engage in the business of an investment company. The shares of beneficial interest of the Trust ("Shares") are divided into multiple series, including Scudder New York Tax Free Fund (the "Fund"), as established pursuant to a written instrument executed by the Trustees of the Trust. Series may be terminated, and additional series established, from time to time by action of the Trustees. The Trust on behalf of the Fund has selected you to act as the sole investment adviser of the Fund and to provide certain other services, as more fully set forth below, and you are willing to act as such investment adviser and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Trust agrees with you as follows:

      1. Delivery of Trust Documents. The Trust has furnished you with copies properly certified or authenticated of each of the following:

      (a) Declaration of Trust of the Trust dated May 25, 1983, as amended from time to time (the "Declaration of Trust").

      (b)   By-Laws of the Trust as in effect on the date hereof.

      (c) Resolutions of the Trustees selecting you as investment adviser and approving the form of this Agreement.

            The Trust will furnish you from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

      2. Name of Fund. The Trust may use the name "Scudder New York Tax Free Fund" or any name derived from the name "Scudder, Stevens & Clark" in connection with the Fund only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to your business as investment adviser. At such time as such an agreement shall no longer be in effect, the Trust (to the extent that it lawfully can) will cause the Fund to cease to use such a name or any other name indicating that it is advised by or otherwise connected with you or any organization which shall have so succeeded to your business.

      3. Advisory Services. You will regularly provide the Fund with investment research, advice and supervision and will furnish continuously an investment program for the Fund consistent with the investment objectives and policies of the Fund. You will determine what securities shall be purchased for the Fund, what securities shall be held or sold by the Fund, and what portion of the Fund's assets shall be held uninvested, subject always to the provisions of the Trust's Declaration of Trust and By-Laws and of the Investment Company Act of 1940, as amended, and to the investment objectives, policies and restrictions of the Fund, as each of the same shall be from time to time in effect, and subject, further, to such policies and instructions as the Trustees may from time to time establish. You shall advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Trustees and the appropriate committees of the Trustees regarding the conduct of the business of the Trust insofar as it relates to the Fund.

      4. Allocation of Charges and Expenses. You will pay the compensation and expenses of all officers and executive employees of the Trust and will make available, without expense to the Trust, the services of such of your directors, officers and employees as may duly be elected officers or Trustees of the Trust, subject to their individual consent to serve and to any limitations imposed by law. You will pay the Trust's office rent and will provide investment advisory, research and statistical facilities and all clerical services relating to research, statistical and investment work. You will not be required to pay any expenses of the Trust (or of the Fund) other than those specifically allocated to you in this paragraph 4. In particular, but without limiting the generality of the foregoing, you will not be required to pay: organization expenses of the Fund; clerical salaries; fees and expenses incurred by the Trust in connection with membership in investment company organizations; brokers' commissions; payment for portfolio pricing services to a pricing agent, if any; legal, auditing or accounting expenses; taxes or governmental fees;


                                      -2-                                  6741H
the fees and expenses of the transfer agent of the Trust; the cost of preparing Share certificates or any other expenses, including clerical expenses of issue, redemption or repurchase of shares of beneficial interest of the Fund; the expenses of and fees for registering or qualifying securities for sale; the fees and expenses of Trustees of the Trust who are not affiliated with you; the cost of preparing and distributing reports and notices to shareholders; or the fees or disbursements of custodians of the Fund's assets, including expenses incurred in the performance of any obligations enumerated by the Declaration of Trust or By-Laws of the Trust insofar as they govern agreements with any such custodian. You shall not be required to pay expenses of activities which are primarily intended to result in sales of Shares of the Fund if and to the extent that (i) such expenses are required to be borne by a principal underwriter which acts as the distributor of the Fund's Shares pursuant to an underwriting agreement which provides that the underwriter shall assume some or all of such expenses, or (ii) the Trust on behalf of the Fund shall have adopted a plan in conformity with Rule 12b-l under the Investment Company Act of 1940, as amended, providing that the Fund (or some other party) shall assume some or all of such expenses. You shall be required to pay such of the foregoing expenses as are not required to be paid by the principal underwriter pursuant to the underwriting agreement or are not permitted to be paid by the Fund (or some other party) pursuant to such a plan.

      5. Compensation of the Adviser. For all services to be rendered and payments made as provided in paragraphs 3 and 4 hereof, the Trust on behalf of the Fund will pay you on the last day of each month a fee equal to the sum of 1/20 of 1% on the first $200,000,000 and 11/240 of 1% on amounts above $200,000,000 of the average daily net assets, as defined below, of the Fund. The "average daily net assets" of the Fund are defined as the average of the values placed on the net assets as of the close of the New York Stock Exchange on each day on which the net asset value of the Fund's portfolio is determined consistent with the provisions of Rule 22c-l under the Investment Company Act of 1940, as amended, or, if the Fund lawfully determines the value of the net assets of its portfolio as of some other time on each business day, as of such time. The value of net assets of the Fund shall be determined pursuant to the applicable provisions of the Declaration of Trust of the Trust. If, pursuant to such provisions, the determination of net asset value is suspended for any particular business day, then for the purposes of this paragraph 5, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets as of the close of the New York Stock Exchange, or as of such other time as the value of the net assets of the Fund's portfolio may law-


                                       -3-                                 6741H
fully be determined, on that day. If the determination of the net asset value of the shares of beneficial interest of the Fund has been suspended pursuant to the Declaration of Trust of the Trust for a period including such month, your compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month). If the Fund determines the value of the net assets of its portfolio more than once on any day, the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this paragraph 5. You agree that your compensation for any fiscal year shall be reduced by the amount, if any, by which the expenses of the Fund for such fiscal year exceed the lowest applicable expense limitation established pursuant to the statutes or regulations of any jurisdiction in which the Shares of the Fund may be qualified for offer and sale. You shall refund to the Fund the amount of any reduction of your compensation pursuant to this paragraph 5 as promptly as practicable after the end of such fiscal year, provided that you will not be required to pay the Fund an amount greater than the fee paid to you in respect of such year pursuant to this Agreement. As used in this paragraph 5, "expenses" shall mean those expenses included in the applicable expense limitation having the broadest specifications thereof, and "expense limitation" means a limit on the maximum annual expenses which may be incurred by an investment company determined (i) by multiplying a fixed percentage by the average, or by multiplying more than one such percentage by different specified amounts of the average, of the values of an investment company's net assets for a fiscal year or (ii) by multiplying a fixed percentage by an investment company's net investment income for a fiscal year. The words "lowest applicable expense limitation" shall be construed to result in the largest reduction of your compensation for any fiscal year of the Fund.

      6. Avoidance of Inconsistent Position. In connection with purchases or sales of portfolio securities for the account of the Fund, neither you nor any of your directors, officers or employees will act as a principal or agent or receive any commission. You or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities for the Fund's account with brokers or dealers selected by you. In the selection of such brokers or dealers and the placing of such orders, you are directed at all times to seek for the Fund the most favorable execution and net price available. If any occasion should arise in which you give any advice to clients of yours concerning the Shares of the Fund, you will act solely as investment counsel for such clients and not in any way on behalf of the Fund. Your services to the Fund pursuant to this Investment Advisory Agreement (the "Agreement") are not to be deemed to be exclusive and it is


                                      -4-                                  6741H
understood that you may render investment advice, management and other services to others.

      7. Limitation of Liability of Adviser. You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. Any person, even though also employed by you, who may be or become an employee of and paid by the Trust on behalf of the Fund shall be deemed, when acting within the scope of his employment by the Trust, to be acting in such employment solely for the Trust and not as your employee or agent.

      8. Duration and Termination of this Agreement. This Agreement shall remain in force until September 30, 1989, and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of you or of the Trust, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Trustees or of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940, as amended, and the rules and regulations thereunder. This Agreement may, on 60 days written notice, be terminated at any time without the payment of any penalty, by the Trustees, by vote of a majority of the outstanding voting securities of the Fund, or by you. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the Investment Company Act of 1940 (particularly the definitions of "interested person," assignment" and "majority of the outstanding voting securities"), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

      9. Amendment of this Agreement. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Fund and by the Trustees, including a majority of the Trustees who are not interested persons of you or of the Trust,


                                      -5-                                  6741H
cast in person at a meeting called for the purpose of voting on such approval.

      10. Termination of Prior Agreements. This agreement upon its effectiveness terminates and supercedes all prior investment advisory contracts between the parties.

      11. Miscellaneous. It is understood and expressly stipulated that neither the holders of Shares of the Trust or the Fund nor the Trustees shall be personally liable hereunder. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            The name "Scudder State Tax Free Trust" is the designation of the Trustees for the time being under a Declaration of Trust dated May 25, 1983, as amended from time to time, and all persons dealing with the Trust or the Fund must look solely to the property of the Trust or Fund for the enforcement of any claims against the Trust as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust. No series of the Trust shall be liable for any claims against any other series of the Trust.

            If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Trust, whereupon this letter shall become a binding contract.

                                   Yours very truly,

                                   SCUDDER STATE TAX FREE TRUST


                                   By: /s/ [Illegible]
                                       ---------------------------
                                       President

The foregoing Agreement is hereby accepted as of the date thereof.

                                   SCUDDER, STEVENS & CLARK, INC.


                                   By: /s/ [Illegible]
                                       ---------------------------
                                       Managing Director


                                      -6-                                  6741H